SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
 CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2004

BRANDYWINE REALTY TRUST

(Exact name of issuer as specified in charter)

MARYLAND	1-9106	23-2413352

(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Item 5.           Other Events and Required FD Disclosure

     On May 24, 2004, Brandywine Realty Trust (the “Company”) and Brandywine Operating Partnership, L.P. (together with the Company, the “Borrowers”) entered into an unsecured, revolving credit facility (the “Credit Facility”). The Credit Facility provides for a revolving credit to be available to the Borrowers in an initial amount of $450 million, which amount may be increased at the option of the Borrowers up to a maximum revolving credit of $600 million. The Credit Facility provides for a letter of credit sub-facility of $65 million. Most of the subsidiaries of the Borrowers are guarantors of the obligations under the Credit Facility. The Credit Facility is recourse to the Borrowers and those subsidiaries that are guarantors of the Credit Facility.

     The term of the Credit Facility is 36 months, subject to a 12-month extension. The Credit Facility provides for LIBOR loans and Base Rate loans, payable at such interest rates and at such times as are provided for in the Credit Facility. The Borrowers are paying fees to the lenders that are customary for facilities of this type. The Credit Facility contains minimum interest coverage, fixed charge coverage, net worth, leverage ratios and other financial covenants, certain restrictions on the incurrence of unsecured and secured debt as a percentage of assets, as well as affirmative and negative covenants and events of default customary for facilities of this type.

Item 7.      Financial Statements and Exhibits

Exhibit
10.1	Credit Agreement dated as of May 24, 2004 among Brandywine Realty Trust and Brandywine Operating Partnership, L.P., as Borrowers, JPMorgan Chase Bank, as Administrative Agent, Swing Lender and Issuing Lender, Bank of America, N.A., as Syndication Agent and Issuing Lender, Citicorp North America, Inc., Wells Fargo Bank, National Association, and Wachovia Bank, National Association, as Co-Documentation Agents, and the several other lenders from time to time parties thereto.

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST

Date: May 24, 2004	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No	Description

10.1	Credit Agreement dated as of May 24, 2004 among Brandywine Realty Trust and Brandywine Operating Partnership, L.P., as Borrowers, JPMorgan Chase Bank, as Administrative Agent, Swing Lender and Issuing Lender, Bank of America, N.A., as Syndication Agent and Issuing Lender, Citicorp North America, Inc., Wells Fargo Bank, National Association, and Wachovia Bank, National Association, as Co-Documentation Agents, and the several other lenders from time to time parties thereto.